Exhibit 99.1

Theralink Technologies Appoints Faith Zaslavsky as Chief Executive Officer

Golden, Colorado, June 27, 2023 (GLOBE NEWSWIRE) — Theralink Technologies, Inc. (OTC: THER) (“Theralink” or the “Company”), a precision oncology company with a novel phosphoprotein and protein assay for breast cancer in the process of merging with IMAC Holdings, Inc. (NASDAQ: BACK), today announces the appointment of Faith Zaslavsky as its new Chief Executive Officer. Ms. Zaslavsky, who has served as the Company’s President and Chief Operating Officer since December 2022, will assume this role effective June 26, 2023, replacing Mick Ruxin, M.D., who will transition to Theralink’s Chief Medical Officer.

“I am very excited to hand the reins to Faith as we take the strategic step to merge with IMAC,” commented Dr. Ruxin. “As we begin a new chapter of shifting our focus from research and development to commercialization for the Company, Faith checks all the boxes as an excellent fit for our future. She is a highly accomplished executive having previously served as president and general manager of the oncology business unit of a $2 billion dollar genetics company. A respected executive with a passion for health care innovation, Faith has unparalleled leadership ability and knowledge of international business, which will be instrumental as we move forward to help save lives with the Theralink assay for a spectrum of cancers.”

Ms. Zaslavsky has over 23 years of experience in the field of genomics and multiple commercialization successes to her credit. She has made significant contributions to the development of new genomic offerings and the application of genomics to clinical practice, ultimately making genomics more accessible to patients and healthcare providers while building corporate value. Amongst other successes, Ms. Zaslavsky has been instrumental in the commercialization of tests that detect mutations in BRCA1 and BRCA2 genes associated with increased risk of breast and ovarian cancer; provided oversight for tests used to detect mutations in genes associated with Lynch syndrome, a hereditary cancer syndrome; and launched an oncology suite of solutions providing guidance in therapeutic decision making. Cumulatively, these tests inform thousands of physicians, and help treat or prevent countless cases of cancer.

As Chief Executive Officer of Theralink, Ms. Zaslavsky will be tasked with leveraging her prior successes to spearhead commercialization of the Theralink® Reverse Phase Protein Array assays, a next generation of genomic technology used to guide personalized cancer therapeutics.

Faith Zaslavsky stated, “On behalf of our executive leadership team, I want to thank Mick for his innumerable contributions and dedicated years of service to Theralink. Since his appointment to CEO in 2018, Mick has led the Theralink team through critical product development and business model transformations, which has enabled the Company to expand our product and intellectual property portfolio. I am honored to follow in his footsteps and embrace the opportunity to lead Theralink as we bring proprietary, life-changing testing solutions to physicians and patients facing a cancer journey.”

About Theralink Technologies, Inc.

Theralink Technologies is a proteomics-based, precision medicine company with a nationally CLIA-certified and CAP-accredited laboratory located in Golden, Colorado. Through its unique and patented phosphoprotein and protein biomarker platform and laboratory developed tests (LDTs), Theralink’s technology targets multiple areas of oncology and drug development. In addition to the Company’s first assay for advanced breast cancer, Theralink is actively working on a second assay that is planned to be pan-tumor for solid tumors across multiple tumor types such as ovarian, endometrial, pancreatic, liver, head and neck, colorectal, lung, prostate, among others. Theralink provides precision oncology data through its powerful Theralink® Reverse Phase Protein Array assays to assist the biopharmaceutical industry and clinical oncologists in identifying likely responders and non-responders to both FDA-approved and investigational drug treatments. Theralink intends to help improve cancer outcomes for patients, help reveal therapeutic options for oncologists, and support biopharmaceutical drug development by using a beyond-genomics approach to molecular profiling that directly measures drug target levels and activity. For more information, please visit www.theralink.com.

Contact:
Al kucharchuk
Al.Kucharchuk@theralink.com